Exhibit (b)(1)

Debt Commitment Letter

Mr. Chen Rui

Square Limited

At the offices of Walkers Corporate Limited

Cayman Corporate Centre, 27 Hospital Road

George Town, Grand Cayman KY1-9008, Cayman Islands

July 5th, 2020

Dear Mr. Chen Rui:

You have advised Daiwa Energy & Infrastructure Co. Ltd. (“we,” “us” or “DEI”) that you intend to, through Square Acquisition Co. (“Merger Co.”), a wholly-owned subsidiary of you organized and existing under the laws of the Cayman Islands, acquire through a two-step procedure including a tender offer (the “Offer”) and a merger (collectively, the “Transaction”) all of the outstanding ordinary shares (including those shares represented by ADSs) of Sky Solar Holdings, Ltd (the “Company” or “SSH”), a company organized and existing under the laws of the Cayman Islands and the indirect parent of Sky Solar Japan Kabushiki Kaisha (“SSJ”), a limited company organized under the laws of Japan, that are not currently owned by (i) each of you and Merger Co. (together, the “Offeror Group”) or any of (ii) Japan NK Investment K.K., a limited company organized under the laws of Japan, IDG-Accel China Capital L.P., a limited partnership organized under the laws of the Cayman Islands, IDG-Accel China Capital Investors L.P., a limited partnership organized under the laws of the Cayman Islands, Jolmo Solar Capital Ltd., a limited company organized under the laws of the British Virgin Islands, CES Holding Ltd., a limited company organized under the laws of Hong Kong, Jing Kang, a natural person and citizen of Canada, Bin Shi, a natural person and citizen of the People’s Republic of China, Sino-Century HX Investments Limited, an exempted company with limited liability organized under the laws of the Cayman Islands and Kai Ding, a natural person and citizen of the People’s Republic of China (collectively, the “Consortium Members”). In connection with the Transaction, you have requested us to, conditional upon and immediately following the successful consummation of the Offer (among other things) in accordance with its terms and conditions, provide a term loan facility (the “Facility”) to SSJ in an aggregate principal amount of JPY4,300,000,000, all of which will be used by the Offeror Group to fund the Transaction and related expenses.

DEI is pleased to advise you of its commitment to make available the Facility for SSJ, in an aggregate principal amount of JPY4,300,000,000, described in the Term Sheet annexed hereto and incorporated herein by reference (the “Term Sheet”) (all terms not defined herein shall have the meanings ascribed to them in the Term Sheet), upon the terms and subject to the conditions set forth or referred to in this commitment letter (this “Commitment Letter”) and in the Term Sheet.

DEI’s commitment hereunder is subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the financial condition of the Offeror Group, taken as a whole, (b) our not becoming aware after the date hereof of any information or other matter materially affecting the Offeror Group, the secured assets pledged as collateral for the Facility or the Transaction which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our reasonable judgment, could materially impair the extension of credit by DEI, (d) the negotiation, execution and delivery on or before August 31th, 2020 of definitive loan documentation consistent with the terms set forth in the Term Sheet, and (e) the other conditions set forth or referred to in the Term Sheet.

You agree to indemnify and hold harmless, and to make all members of the Offeror Group indemnify and hold harmless, DEI and its affiliates and officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person. No indemnified person shall be liable for any damages arising from the use by others of information provided to DEI by the Offeror Group or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facility or in connection with its activities related to the Facility.

This Commitment Letter shall not be assignable by you without the prior written consent of DEI (and any purported assignment without such consent shall be null and void). This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and DEI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among us with respect to the Facility and sets forth the entire understanding of the parties with respect thereto.

This Commitment Letter is governed by the laws of Japan. Any dispute arising in connection with this Commitment Letter shall be submitted to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly (except as required by law, a court of competent jurisdiction, a regulatory body or international stock exchange), to any other person except to the other members of the Offeror Group and the Consortium Members and their and your officers, agents and advisors who are directly involved in the consideration of this matter and (if applicable) the special committee, directors, and officers of the Company, provided that the foregoing restrictions shall cease to apply after this Commitment Letter has been accepted by you.

You acknowledge that DEI and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. DEI will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by DEI of services for other companies, and DEI will not furnish any such information to other companies. You also acknowledge that DEI has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

The indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or DEI’s commitment hereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us an executed counterpart hereof.

[SIGNATURE PAGE TO FOLLOW]

Daiwa Energy & Infrastructure Co. Ltd. is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

Daiwa Energy & Infrastructure Co. Ltd.

/s/ Morimasa Matsuda
Name: Morimasa Matsuda
Title: President, Representative Director

Accepted and agreed to as of July 5th, 2020

/s/ Chen Rui
Chen Rui, on behalf of Square Limited

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